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                                                                    EXHIBIT 99

FOR IMMEDIATE RELEASE                 CONTACT: DONALD J. RADKOSKI (614) 492-4901
Feb. 13, 2006                             or Tammy Roberts Myers (614) 492-4954

            BOB EVANS FARMS RELEASES THIRD QUARTER FINANCIAL RESULTS

         COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced financial results for the fiscal third quarter and nine months ended Jan. 27, 2006.

         Total net sales for the third quarter were $399.5 million, a 5 percent increase from $381.0 million in the corresponding period last year. Net income was $14.0 million, or $0.39 per share on a diluted basis, compared with $6.6 million, or $0.19 per share, a year ago. Results for the latest period include net pre-tax gains of $1.8 million on the sale of assets, which were partially offset by a $628,000 charge related to the closing of the company's eight remaining Owens Restaurants last month. Excluding the gains and charge, earnings per share would have been $0.02 lower.

         For the first nine months of fiscal 2006, net sales were approximately $1.2 billion, up 10 percent from a year ago. Most of the increase is attributable to the inclusion of Mimi's Cafe, which was acquired during the first quarter of 2005. Net income for the nine-month period was $34.3 million, or $0.96 per share, compared with $31.4 million, or $0.88 per share, for the corresponding period last year. Excluding $5.5 million in net pre-tax gains on the sale of assets and the charge mentioned above, earnings per share for the first nine months of fiscal 2006 would have been $0.09 lower.

         At Bob Evans Restaurants, same-store sales for the third quarter were down 0.4 percent from a year ago, with average menu prices up 2.4 percent. At Mimi's Cafe, same-store sales rose 0.4 percent, with average menu prices up 2.3 percent. Overall in the third quarter, the restaurant segment's sales increased 4 percent, and its reported operating income rose 86 percent. Excluding the gains and charge in this year's third quarter, the segment's operating income was up 75 percent.

         Larry C. Corbin, chief executive officer and president, said, "Bob Evans Restaurants' same-store sales for the quarter improved somewhat relative to trends earlier in the year, in part due to favorable weather conditions in January. We also made significant additional progress in boosting our restaurant profit margins. Food costs are benefiting from our marketing focus on breakfast and from more favorable commodity costs. We have also improved labor costs, primarily by better managing labor hours - and in many cases, our hours of operation. Overall, the restaurant segment profit margin was up 2.5 percentage points from a year ago (2.2 percentage points excluding the gains and charge)."

         The company opened three new Bob Evans Restaurants and one new Mimi's Cafe during the third quarter, and still plans to open approximately 20 Bob Evans and 11 Mimi's for the full fiscal year. However, the company closed nine underperforming restaurants during the quarter and has now closed 24 for the year to date. The company expects the number of closings to be minimal, if any, in the fourth fiscal quarter and much lower in fiscal 2007 compared to fiscal 2006.

         In the food products segment, results benefited from continued strong sales momentum and reduced raw material costs in the company's sausage business. Hog costs averaged $43.00 per hundredweight for the quarter, compared with $52.00 in last year's third quarter. Pounds sold from comparable products (principally sausage and refrigerated potatoes) increased 12 percent. The segment's total sales for the quarter rose 9 percent, and operating income increased 61 percent from a year ago.

         "Our food products business continues to deliver solid sales growth, with particularly strong increases in our newer potato products, macaroni and cheese and prepared meat entrees," Corbin said.

"In addition, the segment's profitability is benefiting as hog costs decline from last year's unusually high levels. Overall, we are pleased with the gradually improving performance on both sides of our business, but realize that we still have work to do to restore profitability to historical levels."

         On Feb. 10, 2006, the Bob Evans Farms, Inc. board of directors declared a quarterly cash dividend of 12 cents ($0.12) per share on the company's outstanding common stock. The dividend is payable March 1, 2006, to stockholders of record at the close of business on Feb. 17, 2006.

         Bob Evans Farms, Inc. owns and operates 583 full-service, family restaurants in 19 states primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. In addition, the company operates 97 Mimi's Cafe casual restaurants located in 15 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com. ----------------

                   CONSOLIDATED FINANCIAL RESULTS (UNAUDITED)
                       (Thousands, except per share data)

                                           Three Months Ended                     Nine Months Ended
                                           ------------------                     -----------------
                                      Jan. 27,            Jan. 28,            Jan. 27,            Jan. 28,
                                        2006                2005                2006               2005
                                     ----------          ----------          ----------          ----------
Net Sales
  Restaurant Segment                 $  329,066          $  316,205          $1,002,352          $  905,990

  Food Products Segment                  70,412              64,771             185,129             171,621
                                     ----------          ----------          ----------          ----------
     Total                           $  399,478          $  380,976          $1,187,481          $1,077,611

Operating Income
  Restaurant Segment                 $   18,511          $    9,949          $   49,008          $   51,246
  Food Products Segment                   5,101               3,170              11,193               4,141
                                     ----------          ----------          ----------          ----------
     Total                           $   23,612          $   13,119          $   60,201          $   55,387

Net Interest Expense                 $    2,771          $    2,766          $    8,808          $    6,337

Income Before Income Taxes           $   20,841          $   10,353          $   51,393          $   49,050

Provisions for Income Taxes          $    6,867          $    3,717          $   17,103          $   17,609

Net Income                           $   13,974          $    6,636          $   34,290          $   31,441

Earnings Per Share
  Basic                              $     0.39          $     0.19          $     0.96          $     0.89
  Diluted                            $     0.39          $     0.19          $     0.96          $     0.88

Average Shares Outstanding
  Basic                                  35,825              35,326              35,604              35,296
  Diluted                                35,985              35,646              35,805              35,654



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        RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES (UNAUDITED)

                                                 Three Months Ended                Nine Months Ended
                                                 ------------------                -----------------
                                             Jan. 27,         Jan. 28,         Jan. 27,          Jan. 28,
                                               2006             2005             2006              2005
                                             --------         --------         --------          --------

Operating income, GAAP                        $23,612          $13,119          $60,201          $55,387

Special items - net gain                        1,144                0            4,879                0
                                              -------          -------          -------          -------
Operating income, non-GAAP                    $22,468          $13,119          $55,322          $55,387

Net income, GAAP                              $13,974          $ 6,636          $34,290          $31,441

Special items - net gain                          768                0            3,285                0
                                              -------          -------          -------          -------
Net income, non-GAAP                          $13,206          $ 6,636          $31,005          $31,441

Basic earnings per share, GAAP                $  0.39          $  0.19          $  0.96          $  0.89
Basic earnings per share, non-GAAP            $  0.37          $  0.19          $  0.87          $  0.89

Diluted earnings per share, GAAP              $  0.39          $  0.19          $  0.96          $  0.88
Diluted earnings per share, non-GAAP          $  0.37          $  0.19          $  0.87          $  0.88

         Company executives will discuss the results during a conference call Tuesday, Feb. 14, 2006, at 10 a.m. ET. To listen, call (888) 394-8033
(conference ID number 7022624) or log-in to the webcast at www.bobevans.com and then click on "investors." The call will be available for replay for 48 hours, beginning Tuesday, Feb. 14, 2006, immediately following the call by calling toll free (877) 519-4471, pin code 7022624. The webcast version will also be archived on the company's Web site.

                 Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 Statements in this report that are not historical facts are forward-looking statements and are based on current expectations. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including, without limitation:

     o    Changing business and/or economic conditions, including energy costs

     o    Competition in the restaurant and food products industries

     o Ability to control restaurant operating costs, which are impacted by market changes in the cost or availability of labor and food, minimum wage and other employment laws, fuel and utility costs and general inflation

     o    Changes in the cost or availability of acceptable new restaurant sites

     o Adverse weather conditions in locations where the company operates its restaurants

     o Consumer acceptance of changes in menu, price, atmosphere and/or service procedures

     o Consumer acceptance of the company's restaurant concepts in new geographic areas

     o    Changes in hog and other commodity costs.

There is also the risk that the company may incorrectly analyze these risks or that the strategies developed by the company to address them will be unsuccessful.

Additional discussion of these factors is included in the company's periodic filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to the company or any person acting on behalf of the company are qualified by the cautionary statements in this section.